                              EMPLOYMENT AGREEMENT

          Agreement made and entered into this 13th day of May, 1997, by and between General Cable Corporation, a Delaware corporation (the "Company"), GCC Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("GCC"), and Stephen Rabinowitz (the "Executive").

                              W I T N E S S E T H:

          WHEREAS, the Executive and GCC are parties to an employment agreement effective as of September 9, 1994, as amended through the date of this Agreement, which is currently in effect (the "Existing Agreement"); and

          WHEREAS, it is proposed that shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), will be sold by the Company's parent, Wassall Netherlands Cable B.V., in a public offering (the "Public Offering"); and

          WHEREAS, effective upon consummation of the Public Offering (the "Effective Date") it is intended that the Existing Agreement be terminated and that this Agreement become effective;

          NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

          1. Term of Employment.

          (a) Commencing on the Effective Date, the Company shall employ the Executive, and the Executive shall accept employment and shall serve the Company, in such capacities, with such duties and authority, for such period, at such level of compensation and with such benefits, and upon such other terms and subject to such other conditions, as are hereinafter set forth. The term of the Executive's employment hereunder shall commence on the Effective Date and, unless previously terminated as provided herein, shall continue until the third anniversary of the Effective Date (the "Employment Period"); provided, however, that commencing on the third anniversary of the Effective Date and each anniversary thereafter, the Employment Period shall automatically be extended for one additional year unless not later than one hundred twenty (120) days prior to such anniversary, the Company or the Executive shall have given written notice to the other not to extend the Employment Period.

          (b) If the consummation of the Public Offering does not occur on or before October 31, 1997, this Agreement shall terminate and the Existing Agreement shall remain in full force and effect in accordance with its terms.

          2. Capacities, Duties and Authority.

          (a) Effective on the Effective Date, the Executive shall be elected, and throughout the Employment Period the Executive shall be entitled to serve as, Chief Executive Officer and President of the Company, GCC, GK Technologies, Incorporated, a New Jersey corporation ("GK"), General Cable Industries, Inc., a Delaware corporation ("Industries"), and such other affiliates of the Company, GCC, GK or Industries as the Board of Directors of the Company (the "Company's Board") shall request. The Company, GCC, GK, Industries and such other affiliates are hereinafter referred to collectively as the "Group". Commencing on the Effective Date, the Executive shall be elected and serve as a member and Chairman of the Company's Board, and the Company shall use its best efforts to ensure that the Executive continues to so serve during the Employment Period.

          (b) In his capacity as Chief Executive Officer and President of each of the members of the Group, the Executive shall have such authority, perform such duties, discharge such responsibilities and render such services as are customary to and consistent with such positions, subject to the authority and direction of the relevant board of directors.

          (c) The Executive shall render his services diligently, faithfully and to the best of his ability, devoting thereto his entire business time, energy and skills on an exclusive basis and, without the prior written consent of the Company's Board, the Executive shall not render services to or for the account of any person, firm or corporation other than a member of the Group; provided, however, that, subject to his fiduciary obligations to the Company, the Executive may continue to serve as a director of JLG Industries; and provided, further, however, that nothing herein shall preclude the Executive from making and managing personal investments or serving in any capacity with any civic, educational or charitable organization, so long as such activities do not interfere with the performance of his duties hereunder.

          3. Compensation.

          (a) The Executive shall be paid a base salary during the Employment Period at the annual rate of Six Hundred Thousand Dollars ($600,000) (retroactive to January 1, 1997), payable in accordance with the regular payroll practices of the Company (except that payment of such retroactive base salary shall be made in a lump sum on the Effective Date). The Compensation Committee of the Company's Board (the "Compensation Committee") shall annually review the Executive's performance and determine, in its sole discretion, whether or not to increase the Executive's base salary and, if so, the amount of such increase. Once increased, the Executive's base salary hereunder may not thereafter be decreased except if the Compensation Committee or the Board determine to address adverse economic circumstances by making an across-the-board reduction in compensation affecting all executives of the Company. The Executive's base salary as in effect from time to time is hereinafter referred to as the "Base Salary."

          (b) The Company has adopted, and the stockholder of the Company has approved the adoption of, the General Cable Corporation 1997 Incentive Bonus Program annexed hereto as Annex I (the "1997 Bonus Plan"). As soon as practicable after the Effective Date, the Company agrees to recommend to the Company's Board that the Executive be awarded the opportunity to earn, in respect of the fiscal year ending December 31, 1997, a bonus (the "1997 Incentive Bonus") of up to one hundred twenty percent (120%) of his Base Salary targeted upon the attainment of the performance goals specified therein; provided, however, that the foregoing shall not preclude the Executive from being awarded a bonus in respect of such fiscal year which is in addition to the 1997 Incentive Bonus, such award to be in the discretion of the Compensation Committee. The Compensation Committee shall establish a performance-based annual bonus program for senior executives of the Company including the Executive for fiscal years after 1997 (a "Future Bonus Plan") and award the Executive an annual bonus opportunity thereunder which is not less favorable than the opportunity provided pursuant to the 1997 Incentive Bonus without restricting the discretion of the Compensation Committee to set targets and criteria for such incentive compensation.

          (c) The Executive shall be entitled, annually during the Employment Period, to vacation, without loss or diminution of compensation, of four (4) weeks, such vacation to be taken at such time or times, and as a whole or in increments, as the Executive shall elect, consistent with the reasonable needs of the Group's business and such vacation policies as reasonably may be established for senior executives by the Compensation Committee.

          4. Employee Benefit Programs.

          (a) During the Employment Period, the Executive shall be entitled to participate in and shall have the benefit of all group life, disability, hospital, surgical and major medical insurance plans and programs and other employee benefit plans and programs as generally are made available to executive personnel of the Group, as such benefit plans or programs may be amended in the sole discretion of the Group members and with the concurrence of the Compensation Committee, from time to time.

          (b) During the Employment Period, the Executive shall be entitled to continue to receive executive fringe benefits consistent with those he is currently receiving (including any inflationary adjustments approved by the Compensation Committee in its sole discretion) and shall receive or participate in any other fringe benefits provided to the member of the Group's senior-level executives in accordance with the terms and conditions of such arrangements as may be in effect from time to time.

          5. Stock Option and Restricted Stock

          (a) The Company has adopted, and the stockholder of the Company has approved the adoption of, the General Cable Corporation Long-Term Stock Incentive Plan (the "Stock Incentive Plan") annexed hereto as Annex II. As soon as practicable after the Effective Date, the Company agrees to recommend to the Company's Board that the Executive be granted under the Stock Incentive Plan a ten-year non-qualified option to purchase 286,000 shares of Common Stock at the initial Public Offering price of the Common Stock (the "Option"). The exercise price of the Option shall be equal to the initial Public Offering price. The Option shall vest and (subject to acceleration as provided herein or in the Change-in-Control Agreement referred to below) be fully exercisable on the third anniversary of the Effective Date in accordance with the terms of the Stock Incentive Plan.

          (b) As soon as practicable after the Effective Date, the Company shall recommend that the Executive be awarded under the Stock Incentive Plan the number of shares of restricted Common Stock having a value of Two Million Dollars ($2,000,000) at the initial Public Offering price of the Common Stock (the "Restricted Stock"). The restrictions on the Restricted Stock shall lapse (subject to acceleration as provided herein or in the Change-in-Control Agreement) on the third anniversary of the Effective Date in accordance with the terms of the Stock Incentive Plan.

          6. Termination of Employment.

          (a)  The Executive's employment hereunder shall terminate:

               (i) upon the death of the Executive;

               (ii) upon the Disability of the Executive, which for the purposes of this Agreement shall mean his inability because of physical or mental illness or incapacity, whether partial or total, with or without accommodation, to perform his duties under this Agreement, as determined by the Company's Board, after review of such reports of physicians of recognized standing in the medical community in the Cincinnati, Ohio metropolitan area as the Company's Board (or a special committee thereof) selects, for a continuous period of at least four (4) months or for an aggregate of one hundred fifty (150) days within any twelve (12) month period); or

               (iii) at the option of the Company, exercisable by or upon the authority of the Company's Board and effective immediately upon the giving by the Company to the Executive of written notice of such exercise, for "Cause", which, for purposes of this Agreement, shall mean:

          (A) the gross neglect or willful failure by the Executive to perform his duties and responsibilities in all material respects as set forth in Paragraph 2 hereof, after a written demand for substantial performance is delivered to the Executive by the Company's Board, which demand specifically identifies the manner in which the Company's Board believes that the Executive has not so performed his duties;

          (B) any act of fraud by the Executive, whether relating to the Group or otherwise;

          (C) the conviction or entry into a plea of nolo contendere by the Executive with respect to any felony or misdemeanor (other than a traffic offense which does not result in imprisonment);

          (D) the commission by the Executive of any willful or intentional act (including any violation of law) which materially injures the reputation or materially adversely affects the business or business relationships of the Group; or

          (E) any willful failure or willful breach (not covered by any of clauses (A) through (D) above) of any of the material obligations of this Agreement, if such breach is not cured within 10 days after written notice thereof to the Executive by the Company's Board;

For purposes of clauses (A), (D) and (E) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the

Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Group. Notwithstanding the foregoing, the Executive shall not be terminated for Cause unless and until there shall have been delivered to the Executive a certified copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board, at a meeting of the Company's Board called and held for the purpose (after reasonable notice to the Executive, and an opportunity for him, together with his counsel, to be heard before the Company's Board), finding that the Executive's conduct met the definition of "Cause" set forth herein, specifying the particulars thereof in detail.

               (iv) at the option of the Company, for a reason other than Disability or Cause, effective immediately upon the giving of written notice of such exercise;

               (v) at the option of the Executive, effective ten (10) business days after the giving of written notice of such exercise by the Executive to the Company (or such shorter period as the Company's Board may elect by giving written notice to the Executive), in the event that the Executive has

          Good Reason, which for purposes of this Agreement shall mean the occurrence at any time of any of the following without the Executive's prior written consent:

          (A) removal from any of the positions held by the Executive with respect to the Company or any of its significant subsidiaries (as defined in Regulation S-X under the Securities Exchange Act of
               1934);

          (B) the assignment of duties or responsibilities materially inconsistent with those customarily associated with the positions held by the Executive or a diminution of the Executive's position, authority, duties or responsibilities (other than an isolated action that is not taken in bad faith and is remedied by the Company promptly after receipt of written notice thereof from the Executive);

          (C) except as provided in Paragraph 6(d), a reduction in the Executive's Base Salary payable pursuant to Paragraph 3(a) hereof or Executive's bonus opportunity set forth in Paragraph 3(b) hereof or a material reduction in any other material benefit provided the Executive hereunder; or

          (D) notice by the Company, as set forth in Paragraph 1(a) hereof, not to extend the Employment Period; or

          (E) the failure by the Company to obtain an agreement from any successor to assume and agree to perform this Agreement; or

          (F) any willful failure or willful breach by the Company (not covered by any of clauses (A) through (E) above) of any of the material obligations of this Agreement, if such breach is not cured within 10 days after written notice thereof by the Executive to the Company's Board;

For purpose of clause (F) of this definition, no act, or failure to act, on the Company's part shall be deemed "willful" unless done, or omitted to be done, by the Company not in good faith and without reasonable belief that the Company's act, or failure to act, was in the best interest of the Group.

               (vi) at the option of the Executive, for a reason other than Good Reason, effective upon 30 days of the giving of written notice of such exercise.

          (b) Obligations of the Company upon Termination of Employment.

                    (i) Death. In the event of the Executive's death during the
               Employment Period, the Employment Period shall end as of the date of the Executive's death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following, as soon as practicable following the date of Executive's death:

                    (A) Base Salary earned but not paid prior to the date of his death;

                    (B) payment for all accrued but unused vacation time up to the date of his death;

                    (C) the 1997 Incentive Bonus (or any discretionary additional bonus for 1997) or any bonus payable pursuant to any Future Bonus Programs, to the extent earned but not paid with respect to any year prior to the year in which the Executive's death occurs;

                    (D) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Incentive Bonus Plan or any Future Bonus Plan in effect for the year in which the Executive's death occurs; provided, however, that the performance goals established under the applicable program with respect to the entire year in which the Executive's death occurs are met;

                    (E) immediate vesting of and lapsing of restrictions on all unvested Restricted Stock and any other shares of restricted Common Stock held by the Executive on the date of his death;

                    (F) immediate vesting of the Option and all other Company stock options held by the Executive on the date of his death, with such options remaining exercisable for eighteen months from the date of the Executive's death; and

                    (G) such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company.

                    (ii) Disability. If the Executive's employment is terminated due to Disability during the Employment Period, either by the Company or by the Executive, the Employment Period shall end as of the date of the termination of the Executive's employment and the Executive shall be entitled to the following, as soon as practicable following the date of termination:

                    (A) Base Salary earned but not paid prior to the date of the termination of the Executive's employment;

                    (B) payment for all accrued but unused vacation time up to the date of the termination of the Executive's employment;

                    (C) the 1997 Incentive Bonus (or any discretionary additional bonus for 1997) or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which the

                         Executive's termination of employment occurs;

                    (D) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Incentive Bonus Plan or any Future Bonus Plan in effect for the year in which the Executive's termination of employment occurs; provided, however, that the performance goals established under the applicable program with respect to the entire year in which the Executive's termination of employment occurs are met;

                    (E) immediate vesting of and lapsing of restrictions on all unvested Restricted Stock and any other shares of restricted Common Stock held by the Executive on the date of his Disability;

                    (F) immediate vesting of the Option and all other Company stock options held by the Executive on the date of his Disability, with such options remaining exercisable for eighteen months from the date of the Executive's Disability; and

                    (G) such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company.

                    (iii) Cause. If the Company terminates the Executive's
               employment for Cause, the Executive shall be entitled to the following, within 60 days following the date of termination:

                    (A) Base Salary earned but not paid prior to the date of the termination of his employment;

                    (B) payment for all accrued but unused vacation time up to the date of the termination of the Executive's employment; and

                    (C) such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company.

                    (iv) Without Cause or With Good Reason. If the Executive's
               employment is terminated by the Company (other than for Cause or Disability) or if the Executive terminates his employment with Good Reason, the Employment Period shall end as of the effective date of termination and the Executive shall be entitled to the following, within 10 business days following the date of termination or such earlier date as may be required by law:

                    (A) Base Salary earned but not paid prior to the date of the termination of his employment;

                    (B) payment for all accrued but unused vacation time up to the date of the termination of the Executive's employment;

                    (C) the 1997 Incentive Bonus (or any discretionary additional bonus for 1997) or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which the Executive's termination of employment occurs;

                    (D) a lump sum amount equal to two times the sum of (x) the Base Salary (based on the Base Salary in effect on the date of the termination of the Executive's employment, and in the case of a termination of employment by the Executive for Good Reason due to a reduction in Base Salary under Paragraph 6(a)(v)(C), based on the Base Salary in effect immediately prior to such reduction) plus (y) the target annual bonus under the 1997 Incentive Bonus Plan or any Future Bonus Plan, as the case may be, for the year of termination;

                    (E) immediate vesting of and lapsing of restrictions on all unvested Restricted Stock and any other shares of restricted Common Stock held by the Executive on the date of the termination of his employment;

                    (F) immediate vesting of the Option and all other Company stock options held by the Executive on the date of the termination of his employment, with all stock options remaining exercisable until their expiration pursuant to the Stock Incentive Plan;

                    (G) continued participation, as if he were still an employee, in the Company's medical, dental, hospitalization and life insurance plans, programs and/or arrangements in which he was participating on the date of the termination of his employment on the same terms and conditions as other executives under such plans, programs and/or arrangements until the earlier of two years from the date of the Executive's termination or the date, or dates, he receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); and

                    (H) such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan).

                    (v) Without Good Reason. If the Executive's employment is
               terminated by the Executive without Good Reason, the Executive shall be entitled to the following, within 60 days following the date of termination or such earlier date as may be required by law:

                    (A) Base Salary earned but not paid prior to the date of the termination of his employment;

                    (B) payment for all accrued but unused vacation time up to the date of the termination of the Executive's employment; and

                    (C) such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company.

             (c) Any payment under Paragraph 6(b) hereof shall be in lieu of any other severance, bonus or other payments to which the Executive might then be entitled pursuant to this Agreement or any statutory or common law claim, subject, in each case, to the execution by the Executive and delivery to the Company of a customary release of all claims related to his employment or termination thereof in a form to be provided by the Company. The Company's obligations to make the payments under Paragraph 6(b) hereof, except in the case of a termination for Cause, shall not otherwise be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any member of the Group may have against the Executive. The Executive acknowledges and agrees that in the event the parties dispute whether the Executive shall be entitled to the payment hereunder, such payment shall not be deemed to be earned or otherwise vest hereunder until such time as the dispute is resolved in accordance with Paragraph 11(c) hereof.

             (d) Notwithstanding anything to the contrary herein, if the Company's Board has reason to believe that there are circumstances which, if substantiated, would constitute Cause as defined herein, the Company may suspend the Executive from employment without notice for such period of time as shall be reasonably necessary for the Company's Board to ascertain whether such circumstances are substantiated. During such suspension, the Executive shall continue to be paid all compensation and provided all benefits hereunder; provided, however, that if the Executive has been indicted or otherwise formally charged by governmental authorities with any felony, the Company's

Board may in its sole discretion, and without limiting the Company's Board's discretion to terminate the Executive's employment for Cause, suspend the Executive without continuation of any compensation or benefits hereunder, pending final disposition of such criminal charge(s). Upon receiving notice of any such suspension, the Executive shall promptly leave the premises of the Company and remain off such premises and the premises of all other Group members until further notice from the Company's Board.

          7. Negative Covenants of the Executive.

          (a) During the Employment Period and for a period of two (2) years thereafter, the Executive will not, directly or indirectly:

               (i) solicit, entice, persuade or induce any employee, director, officer, associate, consultant, agent or independent contractor of the Group to terminate his or her employment or engagement by the Group to become employed or engaged by any person, firm, corporation or other business enterprise other than a member of the Group, except in furtherance of his responsibility during the Employment Period; or

               (ii) authorize or assist in the taking of such action by any third party.

For purposes of this Paragraph 7(a), the terms "employee," "director," "officer," "associate," "consultant," "agent," and "independent contractor" shall include any person with such status at any time during the twelve (12) months prior to the termination of the Executive's employment and for two (2) years following the Executive's termination of employment. The Executive shall not be deemed to have violated the provisions of this Paragraph 7(a) by reason of an isolated act, or failure to act, not taken in bad faith.

          (b) During the Employment Period and for a period of one (1) year thereafter, the Executive will not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any person, firm, corporation or other business enterprise (the "Competing Enterprise") which is engaged, directly or indirectly, during the Employment Period or at the time of Executive's termination of employment, as the case may be, in competition with the Group in
(i) the development, design, manufacture, marketing or distribution of wire and cable or (ii) any other business activities of the Group accounting for more than 10% of its net sales in the most recently completed fiscal year or reasonably expected to do so in the current fiscal year, in the United States and in any foreign jurisdiction in which the Group operates or, at the end of Employment Period, proposes to operate; provided, in either case, that the competitive businesses of the Competing Enterprise account for more than 10% of the net sales of the Competing Enterprise for its most recently completed fiscal year and the Executive does not work or consult in such competitive business. The foregoing covenant shall not be construed to preclude the Executive from making any investments in the securities of any company, whether or not engaged in competition with the Group, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, the Executive does not beneficially own securities representing more than 1% of the combined voting power of the voting securities of such company.

          (c) During the Employment Period and thereafter without limit as to time, the Executive will not (other than in the regular course and in furtherance of the Group's business) divulge, furnish or make available to any person any knowledge or information with respect to the business or affairs of the Group which is confidential, including, without limitation, "know-how", trade secrets, customer and supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Group except (1) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by the Executive not permitted hereunder, and (2) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information. All memoranda, notes, lists, records, electronically stored data, recordings or videotapes and other documents (and all copies thereof) made or compiled by the Executive or made available to the Executive (whether during his employment by the Group or by any predecessor thereof) concerning the business of the Group or any predecessor thereof shall be the property of the Company or such other member of the Group and shall be delivered to the Company or such other member of the Group promptly upon the termination of the Employment Period.

          (d) The Executive acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings that alone or jointly with others the Executive may conceive, make, develop or acquire during the period of his employment by the Group and any predecessor thereof (collectively, the "Developments"), are and shall remain the sole and exclusive property of the Group and the Executive hereby assigns to the Group all of his right, title and interest in all such Developments. The Executive shall promptly and fully disclose all future Developments to the Company's Board, and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Group all instruments that the Group shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company's counsel, to enable the Group to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary.

          (e) The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Group's business and that irreparable injury would be sustained by the Group in the event of his breach of any of the covenants contained in this Paragraph 7, which injury could not be remedied adequately by the recovery of damages in an action at law. Accordingly, the Executive agrees that, upon a breach or threatened breach by him of any of such covenants, the Company and, to the extent appropriate, any other member of the Group shall be entitled, in addition to and not in lieu of any and all other remedies, to an injunction to be issued by any court of competent jurisdiction restraining the commission or continuance of any such breach or threatened breach upon minimal bond, with or without surety, and that such an injunction will not work an undue hardship on him.

          (f) The provisions of this Paragraph 7 shall survive the termination of this Agreement, irrespective of the reasons therefor.

          (g) If any court determines that any of the provisions of this Paragraph 7 is invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Paragraph 7, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

          8. Reimbursement of Business Expense.

          During the Employment Period, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company or the relevant member of the Group shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of such member of the Group, subject to documentation in accordance with such member of the Group's policy. The Company shall promptly pay or reimburse the Executive for reasonable legal fees (based on hours charged) and expenses through the period ending February 27, 1997 incurred by the Executive in connection with the negotiation of this Agreement. The Company also shall pay or reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the Executive's employment or the termination thereof or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement in which the dispute is resolved in the Executive's favor. Such payments shall be made within five (5) business days after delivery of the Executive's written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

          9. Termination of Existing Agreement; Release.

          The Existing Agreement shall automatically terminate, and be of no further force or effect, upon the Effective Date. Effective upon the Executive's receipt of the payment in the amount of One Million Seven Hundred Eighty-eight Thousand Dollars ($1,788,000) specified in Section 4(g) of the Existing Agreement (the "Termination Payment"), which the Executive agrees to confirm to GCC and the Company in writing, the Executive releases GCC, the Company, Wassall PLC, and any of their respective past and present officers, directors, shareholders, subsidiaries, employees, agents and affiliates from any and all claims, demands and causes of action whatsoever related to the Executive's employment prior to the Effective Date by GCC and its affiliates, in law or equity, known or unknown, accrued or unaccrued, past, present or future, relating to any acts or omissions during all periods ending prior to the Effective Date, whether arising out of the Existing Agreement or any other arrangements or understandings, or otherwise; provided, however, that neither this release nor the provisions of Paragraph 11(b) hereof shall adversely affect (i) the Executive's rights under the Existing Agreement with respect to the Termination Payment or to any Base Salary (net of withholding taxes) or vacation provided for therein that is accrued but unpaid as of the Effective Date; (ii) the Executive's rights with respect to Wassall PLC options previously granted to the Executive, which shall remain exercisable in accordance with the terms of the Wassall PLC (No. 3) U.S. Executive Share Option Scheme; (iii) the Executive's rights under existing plans, programs and/or arrangements of the Company which are accrued but unpaid as of the Effective Date; (iv) the Executive's rights to indemnification under the Existing Agreement, any indemnification agreement, applicable law and the certificates of incorporation and by-laws of the Company and other members of the Group, or the Executive's rights under any director's and officers' liability insurance policy covering the Executive, in each case arising out of or relating the Executive's employment prior to the Effective Date; or (v) the Executive rights under this Agreement.

          10. Indemnification.

          To the fullest extent permitted by law and the Company's certificate of incorporate and by-laws, the Company shall promptly indemnify the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys' fees)) incurred or paid by the Executive in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by the Executive of services for (or acting as a fiduciary of any employee benefit plans, programs or arrangements of) the Company or other member of the Group, including as a director, officer or employee of the Company or other member of the Group. The Company also agrees to maintain a director's and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers. Notwithstanding any other provision of this Agreement, the provisions of this Paragraph 10 shall survive any termination or expiration of this Agreement.

          11. Miscellaneous.

          (a) This Agreement is intended to be performed in, and shall be construed and enforced in accordance with the laws of, the State of Kentucky without reference to principles of conflict of laws.

          (b) Upon the Effective Date, this Agreement shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and (subject to Paragraph 9 hereof) supersede any and all other prior or contemporaneous agreements, written or oral, between the Executive and any member of the Group or any predecessor thereof, including the Existing Agreement, with respect to such subject matter, other than the Change-in-Control Agreement, of even date herewith, between the Company, GCC and the Executive (the "Change-in-Control Agreement"); provided, however, that no payment or benefit shall be made or provided hereunder if and to the extent such payment or benefit would be duplicative of a payment or benefit to which the Executive is then entitled under the Change-in-Control Agreement. No provision hereof may be modified or waived except by a written instrument duly executed by the Executive and the Company with the express approval of the Compensation Committee.

          (c) All differences, claims or matters in dispute arising out of this Agreement, the breach hereof or otherwise arising between the Company or any of its affiliates and the Executive shall, at the election of either party, by notice to the other, be submitted to arbitration by the American Arbitration Association or its successor, in Cincinnati, Ohio. Such arbitration shall be governed by the then existing rules of the American Arbitration Association and the laws of the State of Kentucky as then in effect. Any arbitration conducted pursuant to the provisions of this Agreement shall be conducted by a recognized independent and impartial arbitrator mutually agreed to by the parties or, if they cannot agree within thirty (30) days after the initial demand for arbitration, by three arbitrators, one chosen by the Company, one chosen by the Executive and the third (who shall be a recognized independent and impartial arbitrator and who shall act as chairperson and will be compensated at a rate generally equivalent to his or her normal billing rate or compensation) selected by the two so chosen; provided, that if either party fails to appoint an arbitrator within 20 days of written notice by the other that it has appointed an arbitrator, then the arbitration shall be conducted by an arbitrator selected by the American Arbitration Association in accordance with its then existing rules. If the arbitrators selected by the parties fail to agree on the third arbitrator within thirty (30) days of the appointment of the second arbitrator, the third arbitrator shall be selected by the American Arbitration Association in accordance with its then existing rules. The impartial arbitrator shall set a time for hearing within sixty (60) days of his/her selection. Each party shall have an opportunity to present evidence on the issues in dispute before the arbitrator and each party may be represented by legal counsel. The decision of the arbitrator(s) shall be rendered within thirty (30) days of the close of the hearing. The fees and expenses of the impartial arbitrator shall be shared equally by the parties and each party shall bear the cost of any arbitrator chosen unilaterally by that party. Any determination reached or award granted pursuant to arbitration shall be final, non-appealable and binding on the parties. The judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The parties acknowledge that their agreement pursuant to the terms of this Paragraph 11(c) to submit the resolution of all disputes arising out of this Agreement to arbitration by the American Arbitration Association is the result of their mutual and voluntary negotiation and agreement, and is not intended to and does not constitute a "condition or precondition of employment" within the meaning or interpretation of that phrase as used in Kentucky Revised Statutes 336.700(2).

          (d) The Executive acknowledges that before entering into this Agreement and agreeing to terminate the Existing Agreement he has received a reasonable period of time to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses. The Executive further acknowledges that this Agreement and all terms hereof (including the terms of termination of the Existing Agreement) are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof and agreed to the termination of the Existing Agreement on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement or terminate the Existing Agreement other than the express terms set forth herein.

          (e) The Company shall be entitled to deduct and withhold from all compensation payable to the Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of

America or any state or local jurisdiction therein or any foreign taxing jurisdiction.

          (f) Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

          (g) Any and all notices, demands or other communications to be given or made hereunder shall be in writing and shall be deemed to have been fully given or made when personally delivered, or on the third business day after mailing from within the continental United States by registered mail, postage prepaid, addressed as follows:

          If to the Company:

          General Cable Acquisition Holding Corp.
          4 Tesseneer Drive
          Highland Heights, KY 41076

          Attention: General Counsel

          If to the Executive:

          900 Adams Crossing
          Cincinnati, Ohio 45202

Either party may change the address to which any notices to it shall be sent by giving to the other party written notice of such change in conformity with the foregoing.

          (h) This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

          (i) This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor shall assume the Company's obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          (j) The Company shall be deemed to have performed its obligations to make payments or provide benefits to the

Executive under this Agreement if it has caused a member of the Group to make such payments or provide such benefits.

          IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement this _________ day of May, 1997, to become effective on the Effective Date.

                                              GENERAL CABLE CORPORATION

                                              By:_______________________________
                                                 Robert J. Siverd
                                                 Executive Vice President,
                                                    General Counsel and
                                                    Secretary

                                              GCC CORPORATION

                                              By:______________________________
                                                 Robert J. Siverd
                                                 Executive Vice President,
                                                     General Counsel and
                                                     Secretary

                                              __________________________________
                                                  Stephen Rabinowitz

                                     ANNEX I

                                    ANNEX II